Exhibit 99.1

WRAP TECHNOLOGIES REPORTS THIRD QUARTER 2021 RESULTS

Launch of New BolaWrap 150 Further Solidifies Company as a Leader in Modern Police Technology; Delivered 79% Revenue Growth

TEMPE, Arizona – October 28, 2021– Wrap Technologies, Inc. (Nasdaq: WRAP) (the “Company”), a global leader in innovative public safety technologies and services, today announced results for the third quarter ended September 30, 2021.

Third Quarter 2021 Summary

●	Net Revenues of $1.8 million, growth of 79% over prior year Q3
●	Gross Margin of 39% compared with 32% for prior year Q3
●	Launched upgraded version of flagship remote restraint product – the BolaWrap 150
●	Announced a collaboration with Amazon Web Services (AWS) to deliver WRAP Reality’s VR training platform to law enforcement
●	Trained agencies increased to 940, growth of 109% from December 31, 2020
●	Certified officer instructors increased to 3,250, up 139% from December 31, 2020
●	Published initial Environmental. Social, and Governance (ESG) Letter to Stakeholders
●	Continued strategy of releasing successful body-cam videos of successful BolaWrap uses by law enforcement agencies – increases awareness and educates public on de-escalation effectiveness

After the end of Q3, the Company received a repeat order from an international distributor for 500 devices, 50,000 cartridges and related accessories expected to be shipped in Q4 2021 and Q1 2022.

Management Commentary – Tom Smith, CEO and President

“During the third quarter, we continued to build the foundation for the future of law enforcement worldwide. This foundation was further solidified recently with the launch of the first major upgrade to our flagship product – the BolaWrap 150. This is a significant advancement as we incorporated specific feedback from officers using our product in the field. We believe our newest model will be attractive to new agencies and those who have already invested in safer policing with the original BolaWrap 100. We also believe the transition to the new model impacted our revenue growth in the third quarter as some agencies may have delayed purchasing decisions pending the 150’s launch. However, as we demonstrate the BolaWrap 150, we anticipate that demand will grow. The recent international order demonstrates continued progress on our long-term growth plan.”

	Three Months Ended		Nine Months Ended
Unaudited	September 30,		September 30,
(Amounts in thousands, except per share data)	2021	2020	2021		2020
Total revenues	$1,805	$1,007	$5,280		$2,529
Net sales growth (1)	79%	274%	109%		467%
Gross margin rate (2)	39%	32%	24	(2)%	34%
Net loss	$(5,991)	$(3,862)	$(19,220)		$(9,024)
Net loss per basic and diluted share	$(0.15)	$(0.11)	$(0.50)		$(0.28)

(1)	As compared to the prior-year period.
(2)	Excluding one-time expenses of $0.7 million incurred in the 2Q21, the gross margin rate was 38% for the YTD 2021.

THIRD QUARTER 2021 FINANCIAL AND OPERATIONS HIGHLIGHTS

Net Sales

●	Generated revenues of $1.8 million for 3Q21, 79% growth compared to 3Q20.
●	We expect the pandemic to continue to impact sales efforts on a diminishing basis both in the U.S. and internationally.

Gross Profit

●	Generated $0.7 million of gross profit in 3Q21.
●	We anticipate our gross margin to fluctuate as we ramp our revenue base and transition to the BolaWrap 150.
●	We expect our recently released upgraded model of our flagship product will contribute to planned gross margin expansion.

Selling, General and Administrative (SG&A) Expense

●	SG&A expense increased $1.4 million in 3Q21 compared to 3Q20.
●

Increase was driven primarily by a $0.6 million increase in non-cash share-based compensation, $0.6 million in compensation and consultancy costs as we invest in our sales force and training teams, and $0.2 million of public reporting expense.

●	Travel expense increased modestly during 3Q21 but remained lower than historic norms.

Research and Development (R&D) Expense

●	R&D expense increased $1.1 million in 3Q21 to $2.1 million, as compared to 3Q20, due primarily to the development of the new BolaWrap 150 and other R&D initiatives.
●	We continue to invest in R&D as we expand important research initiatives in response to identified market opportunities, including further development of WRAP Reality, our virtual training platform.

Capital Structure and Liquidity

●	Cash, cash equivalents and short-term investments were $39.9 million at end of 3Q21 compared to $43.0 million at 2Q21, representing 82% of total assets.

Outlook

As international travel remains limited, we continue to expect near-term headwinds to growth. We anticipate this will continue through the remainder of 2021. In addition, awareness and acceptance of our upgraded BolaWrap 150 may affect our near-term order levels. Accordingly, near-term growth is difficult to project. However, as we demonstrate the BolaWrap 150, and travel restrictions loosen, we anticipate that our growth will continue.

Webcast and Earnings Conference Call

The Company will host a live Zoom video webcast for investors and other interested parties beginning at 4:30 p.m. Eastern Time on Thursday, October 28, 2021. The call will be hosted by Tom Smith, CEO and President, Jim Barnes, CFO, Secretary and Treasurer, and Paul Manley, VP of Investor Relations.

WEBCAST LINK: Webcast Registration Link

Participants may access the live webcast by visiting the Company’s Investor Relations page at www.wrap.com. A webcast replay of the call will be available on the Company’s Investor Relations page within 24 hours of the live call ending.

Contact

Investors and Media:

Paul M. Manley

Vice President of Investor Relations

(612) 834-1804

pmanley@wrap.com

About Wrap Technologies

WRAP Technologies (Nasdaq: WRAP) is a global leader in innovative public safety technologies and services. WRAP develops creative solutions to complex issues and empowers public safety officials to protect and serve their communities through its portfolio of advanced technology and training solutions.

WRAP’s BolaWrap® Remote Restraint device is a patented, hand-held pre-escalation and apprehension tool that discharges a Kevlar® tether to temporarily restrain uncooperative suspects and persons in crisis from a distance. Through its many field uses and growing adoption by agencies across the globe, BolaWrap is proving to be an effective tool to help law enforcement safely detain persons without injury or the need to use higher levels of force.

WRAP Reality, the Company’s virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform providing first responders with the discipline and practice in methods of de-escalation, conflict resolution, and use-of-force to better perform in the field.

WRAP’s headquarters are in Tempe, Arizona. For more information, please visit wrap.com.

Use of Non-GAAP Information

Included in this press release are non-GAAP operational metrics regarding agencies and training, amounts of non-cash stock-based compensation expense and adjusted gross margin, which the Company believes provide helpful information to investors with respect to evaluating the Company’s performance.

Trademark Information

BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company's overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as "expect", "anticipate", "should", "believe", "target", "project", "goals", "estimate", "potential", "predict", "may", "will", "could", "intend", and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: distributor and customer orders for future deliveries are generally subject to modification, rescheduling or in some instances, cancellation in the normal course of business; the Company's ability to successfully implement training programs for the use of its products; the Company's ability to manufacture and produce product for its customers; the Company's ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company's product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the ability to obtain export licenses for countries outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company's ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Wrap Technologies, Inc.

Condensed Consolidated Balance Sheets

(unaudited - dollars in thousands)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$9,858	$16,647
Short-term investments	30,004	24,994
Accounts receivable, net	3,257	1,871
Inventories, net	2,284	2,655
Prepaid expenses and other current assets	529	760
Total current assets	45,932	46,927
Property and equipment, net	888	357
Operating lease right-of-use asset, net	73	139
Intangible assets, net	1,772	1,397
Other assets, net	8	13
Total assets	$48,673	$48,833

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,869	$1,953
Customer deposits	21	2
Deferred revenue - short term	94	16
Operating lease liability - short term	79	94
Business acquisition liability - short term	-	275
Total current liabilities	3,063	2,340
Long-term liabilities	146	79
Total liabilities	3,209	2,419
Stockholders' equity	45,464	46,414
Total liabilities and stockholders' equity	$48,673	$48,833

Wrap Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited - dollars In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Product sales	$1,719	$988	$4,997	$2,486
Other revenue	86	19	283	43
Total revenues	1,805	1,007	5,280	2,529
Cost of revenues:
Products and services	1,094	688	3,276	1,659
Product line exit expense	-	-	747	-
Total cost of revenues	1,094	688	4,023	1,659
Gross profit (loss)	711	319	1,257	870

Operating expenses:
Selling, general and administrative	4,654	3,255	16,210	7,933
Research and development	2,076	927	4,303	2,038
Total operating expenses	6,730	4,182	20,513	9,971
Loss from operations	(6,019)	(3,863)	(19,256)	(9,101)

Other income (expense):
Investment income	13	5	22	81
Other	15	(4)	14	(4)
	28	1	36	77
Net loss	$(5,991)	$(3,862)	$(19,220)	$(9,024)

Net loss per basic and diluted common share	$(0.15)	$(0.11)	$(0.50)	$(0.28)
Weighted average common shares used to compute net loss per basic and diluted common share	40,413,332	36,419,771	38,767,009	32,653,408

Comprehensive loss:
Net loss	$(5,991)	$(3,862)	$(19,220)	$(9,024)
Net unrealized gain on short-term investments	(2)	7	(4)	7
Comprehensive loss	$(5,993)	$(3,855)	$(19,224)	$(9,017)

(i) includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Selling, general and administrative	$1,093	$468	$3,722	$1,393
Research and development	210	78	588	169
Total stock-based compensation expense	$1,303	$546	$4,310	$1,562

Wrap Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited - dollars in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash Flows From Operating Activities:
Net loss	$(19,220)	$(9,024)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	336	90
Product line exit expense	747	-
Gain on sale of assets	(17)	-
Warranty provision	23	17
Software impairment charge	170	-
Change in contingent liability	(23)	-
Non-cash lease expense	67	91
Share-based compensation	4,310	1,563
Common shares issued for services	239	-
Provision for doubtful accounts	27	10
Changes in assets and liabilities:
Accounts receivable	(1,414)	(985)
Inventories	(160)	294
Prepaid expenses and other current assets	231	(50)
Accounts payable	271	355
Operating lease liability	(71)	(95)
Customer deposits	19	(216)
Accrued liabilities and other	502	255
Warranty settlement	10	2
Deferred revenue	224	-
Net cash used in operating activities	$(13,729)	$(7,693)

Cash Flows From Investing Activities:
Purchase of short-term investments	(30,014)	(24,980)
Proceeds from maturities of short-term investments	25,000	-
Capital expenditures for property and equipment	(811)	(202)
Investment in patents and trademarks	(129)	(101)
Purchase of intangible assets	(561)	-
Proceeds from long-term deposits	4	-
Net cash used in investing activities	(6,511)	(25,283)

Cash Flows From Financing Activities:
Sale of common stock and warrants	-	12,400
Offering costs paid on sale of common stock and warrants	-	(733)
Proceeds from exercise of warrants	12,048	24,480
Offering costs paid on exercise of warrants	-	(1,017)
Proceeds from exercise of stock options	1,678	566
Proceeds from bank note	-	414
Repayment of debt	(275)	-
Net cash provided by financing activities	13,451	36,110

Net decrease in cash and cash equivalents	(6,789)	3,134
Cash and cash equivalents, beginning of period	16,647	16,984
Cash and cash equivalents, end of period	$9,858	$20,118

Supplemental Disclosure of Non-Cash Investing
and Financing Activities:
Change in unrealized gain on short-term investments	$(2)	$7